Exhibit 99.1

CommScope Makes Leadership Appointments

in Connection with ARRIS Acquisition

ARRIS Transaction Remains on Track for First Half 2019 Closing

HICKORY, NC, February 15, 2019 – CommScope (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, today announced two leadership appointments effective following the completion of CommScope’s acquisition of ARRIS International plc (NASDAQ: ARRS).

Upon closing, ARRIS Chief Executive Officer Bruce McClelland will join the CommScope leadership team as chief operating officer; and Morgan Kurk, CommScope’s current chief operating officer, will become chief technology officer of the combined organization. Kurk and McClelland will report to Eddie Edwards, CommScope president and chief executive officer.

“We continue to make progress to bring CommScope and ARRIS together and ensure we are better positioned to capitalize on emerging trends, including network convergence, fiber and mobility everywhere, 5G, and Internet of Things,” said Edwards. “Bruce and Morgan will play pivotal roles in leading our combined companies into a successful future. I look forward to working with both of them, along with the entire CommScope management team, in the years to come as we drive profitable growth in new and growing markets, provide end-to-end wired and wireless communications infrastructure solutions and deliver enhanced value to our shareholders.”

“I am very excited to be part of the ARRIS/CommScope combination and look forward to joining such a talented team,” said McClelland. “Since announcing the transaction in November, we have worked closely with Eddie and the CommScope leaders developing detailed plans to capitalize on the incredible opportunities ahead and deliver a seamless transition. I am proud of the hard work and dedication of the ARRIS and CommScope employees. The combined company will aim to shape the future of communication networks for customers around the world and make CommScope one of the most recognized names across the technology landscape.”

“The network architectures that fuel our customers’ businesses are rapidly evolving and converging in a quest for improved speed and efficiency,” said Kurk. “The addition of ARRIS and Ruckus to form the new CommScope will enhance our technology leadership throughout the network from the core, through the access, to the edge. I look forward to helping unlock this potential by driving tighter integration across the company and leadership through the ecosystem.”

On November 8, 2018, CommScope announced an agreement to acquire ARRIS International plc in an all-cash transaction for $31.75 per share, or a total purchase price of approximately $7.4 billion, including the repayment of debt. As previously announced, following completion of the combination, Eddie Edwards will continue in his role as president and chief executive officer of CommScope, with other members of the ARRIS leadership team joining the combined company. The transaction remains on track to close in the first half of 2019.

End

About Bruce McClelland

Bruce McClelland has served as chief executive officer and a member of the ARRIS board of directors since September 2016. McClelland is responsible for ARRIS’ strategy—driving the company’s leadership in video, broadband and wireless. He is the architect of the company’s expansion into enterprise and vertical markets and leads ARRIS’ vision of powering the digital world. Previously, he served as president of ARRIS’ Network & Cloud and Global Services business. His vision and strategy for the business was responsible for ARRIS’s broadband network leadership—a key driver of the company’s global growth. Prior to joining ARRIS, McClelland was responsible for the development of Nortel’s Signaling System #7 and Signal Transfer Point product lines as well as several development roles within Nortel’s Class 4/5 DMS switching product line.

About Morgan Kurk

Morgan Kurk has served as CommScope executive vice president and chief operating officer since 2018. He previously served as CommScope chief technology officer, as well as senior vice president of the Wireless segment, including responsibility for indoor, outdoor, and backhaul businesses. Kurk joined CommScope in 2009 as senior vice president of the Enterprise business unit. From 1997 to 2009, he held a variety of positions with Andrew Corporation and one of its successors, including director of Business Development, vice president of R&D, product line management, and Strategy, and vice president and general manager of the Wireless Innovations Group. Prior to Andrew, Kurk was employed by Motorola, where he was a hardware development engineer for base stations and a product manager for a CDMA base station product line.

About CommScope

CommScope (NASDAQ: COMM) helps design, build and manage wired and wireless networks around the world. As a communications infrastructure leader, we shape the always-on networks of tomorrow. For more than 40 years, our global team of greater than 20,000 employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at www.commscope.com.

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News Media Contacts:

Rick Aspan, CommScope

+1 708-236-6568 or publicrelations@commscope.com

Investor Contacts:

Kevin Powers, CommScope

+1 828-323-4970